EXHIBIT 9(a)

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KIRKPATRICK & LOCKHART LLP                 1800 Massachusetts Avenue, NW
                                           Suite 200
                                           Washington, DC  20036-1221
                                           202.778.9000
                                           202.778.9100 Fax
                                           www.kl.com



September 26, 2003

USAA Investment Trust
9800 Fredericksburg Road
San Antonio, TX  78288

Ladies and Gentlemen:

     We have acted as counsel to USAA Investment Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 35 to the Trust's Registration Statement on Form N-1A (File Nos. 2-91069; 811-04019) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of each series of the Trust listed in Schedule A attached to this opinion letter (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the First Amended and Restated Master Trust Agreement, as amended ("Master Trust"), and Amended By-laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.
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USAA Investment Trust
September 26, 2003
Page 2

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                      Very truly yours,

                                     /s/ Kirkpatrick & Lockhart LLP

                                     Kirkpatrick & Lockhart LLP




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                                   SCHEDULE A

                             Balanced Strategy Fund
                            Cornerstone Strategy Fund
                              Emerging Markets Fund
                                   GNMA Trust
                           Growth and Tax Strategy Fund
                               International Fund
                           Treasury Money Market Trust
                                World Growth Fund